CERTIFICATE OF DESIGNATIONS

OF THE

SERIES VV-DRCH17 MEMBERSHIP INTEREST

A SERIES OF

VV MARKETS, LLC

September 30, 2022

VV MARKETS, LLC, a Delaware series limited liability company (the “Company”), hereby certifies that the following resolution pertaining to the creation and designation of the VV-DRCH17 Series (the “VV-DRCH17 Series”) and the creation of the VV-DRCH17 Interests (the “VV-DRCH17 Interests” or the “Interests”), was adopted by the VinVesto, Inc., the Manager of the Company (the “Manager”). Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Company’s Operating Agreement (the “Operating Agreement”) or, if not defined therein, in the offering circular for the sale of the Interests as filed with the U.S. Securities and Exchange Commission in September 2022 (the “Offering Circular”).

RESOLVED, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Managers hereby establishes the VV-DRCH17 Series and the creation of the VV-DRCH17 Interests;

RESOLVED FURTHER, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Manager hereby fixes (i) the designation of the VV-DRCH17 Interests as indicated opposite “DESIGNATION” below; (ii) the number of authorized shares of such VV-DRCH17 Interests as indicated opposite “AUTHORIZED INTERESTS” below; (iii) the Series Assets (as defined in the Operating Agreement) for such Series as indicated opposite “SERIES ASSETS” below; (iv) the voting powers of the VV-DRCH17 Interests as indicated opposite “VOTING POWERS” below; (v) the terms of redemption of such VV-DRCH17 Interests as indicated opposite “REDEMPTION” below; and (vi) the transfer restrictions applicable to such VV-DRCH17 Interests opposite “TRANSFER RESTRICTIONS” below:

DESIGNATION:	VV-DRCH17 Interests

AUTHORIZED SHARES:	Minimum: 880 / Maximum: 968 Interests

SERIES ASSETS:

Domaine de la Romanée-Conti 2017 Horizontal Collection
Wine	Vintage	Bottles
Romanee Conti	2017	1
La Tache	2017	3
Richebourg	2017	2
Romanee St. Vivant	2017	3
Grands Echezeaux	2017	2
Echezeaux	2017	2

VOTING POWERS:	No Voting Powers.

SERIES ASSETS:

REDEMPTION BY THE COMPANY:	See Operating Agreement.

TRANSFER RESTRICTIONS:	See Operating Agreement.

RESOLVED FURTHER, that such Interests shall have such other powers, terms, conditions, designations, preferences and privileges; relative, participating, optional and other special rights; and qualifications, limitations and restrictions thereof as set forth in the Company’s Operating Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, VV MARKETS, LLC has caused this Certificate of Designations for SERIES VV-DRCH17 to be executed by its Manager as of the date first set forth above.

VINVESTO, INC.

BY:	Nicholas King
NAME: Nick King